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                                                                     EXHIBIT 4.5

                                 CHEMFIRST INC.

                         1988 LONG-TERM INCENTIVE PLAN


1.       PURPOSE.    The purpose of the CHEMFIRST INC. 1988 LONG-TERM INCENTIVE
         PLAN (the "PLAN") is to further the growth in earnings and market appreciation of CHEMFIRST INC. (the "COMPANY"). The PLAN provides long-term incentives to "Outside Directors" of the COMPANY (as defined in Paragraph 4 below) and those officers, "Subsidiary Directors" (as defined in Paragraph 4 below) and key employees of the COMPANY or its subsidiaries, partnerships or joint ventures who make substantial contributions to the COMPANY by their ability, loyalty, industry, and invention. The COMPANY intends that the PLAN will thereby facilitate securing, retaining and motivating officers, directors and key employees of high caliber and good potential.

2.       ADMINISTRATION.    The PLAN shall be administered by the Board of
         Directors (the "Board") of the COMPANY or by a Committee of the Board. Unless the Board consists solely of "disinterested persons" within the meaning of Rule 16b-3 of the Securities and Exchange Commission, a Committee (the "Committee") of two or more directors, each of whom is a "disinterested person" within the meaning of such rule, shall make any decisions regarding the selection of officers and directors for participation under the PLAN and any decisions concerning the timing, pricing, and amount of a grant or award under the PLAN, except for any grants or awards determined pursuant to a formula satisfying the provisions of Rule 16b-3(c)(2)(ii) of the Securities and Exchange Commission. The Board or the Committee, as the case may be, shall have full and final authority in its discretion to conclusively interpret the provisions of the PLAN and to decide all questions of fact arising in its application; to determine the employees, officers and Subsidiary Directors to whom awards shall be made under the PLAN; to determine the type of award to be made and the amount, size and terms of each such award; to determine the time when awards will be granted to employees, officers and Subsidiary Directors; and to make all other determinations necessary or advisable for the administration of this PLAN. All provisions elsewhere in this PLAN dealing with administration of and decisions under this PLAN which refer to the Board shall be deemed to refer to the Committee whenever the Committee is administering this PLAN pursuant to this Section 2.
         Notwithstanding the above, however, neither the Board nor the Committee shall have any discretion with respect to the determination of which Outside Directors are to receive awards, the number of shares of common stock or amount of debentures subject to any such awards to Outside Directors, the conversion or purchase price thereof, the type of awards so granted or the time of grant.

3.       SHARES SUBJECT TO PLAN.    Subject to the provisions of Paragraph
         10(e) and Paragraph 18 hereof, the shares that may be issued under the PLAN shall not exceed in
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         the aggregate 1,000,000 shares of the common stock of the COMPANY.
         Except as otherwise provided herein, any share subject to an option or right which expires or is terminated unexercised, shall again be available under the PLAN.

4.       PARTICIPANTS.    Persons eligible to participate shall be limited to
         (a) those officers, key employees and Subsidiary Directors of the COMPANY or any of its subsidiaries, or a partnership or joint venture in which the COMPANY has at least a fifty (50%) percent ownership interest, who are in positions in which their decisions, actions and counsel significantly impact upon the performance of the COMPANY or its subsidiaries and (b) Outside Directors. However, awards of Incentive Stock Options as provided in Paragraph 6 shall be limited to employees of the COMPANY or any of its subsidiaries. The term "Outside Director" as used herein shall mean any director of the COMPANY who is not also an employee or officer of the COMPANY or any of its subsidiaries or a partnership or joint venture in which the COMPANY has at least a fifty percent (50%) ownership interest. The term "Subsidiary Director" as used herein shall mean any director of any subsidiary of the COMPANY (other than any subsidiary whose equity securities have been registered for a public offering under the Securities Act of 1933 or have been registered under the Securities Exchange Act of 1934) who is not also an Outside Director. The terms "employee" and "officer" as used herein (except as used in defining an Outside Director) shall not include any employee or officer of any subsidiary of the COMPANY whose equity securities have been so registered unless such individual is also an officer or employee of the COMPANY or of another subsidiary, whose equity securities have not been so registered.

5.       AWARDS.

         (a)     AWARDS TO OFFICERS, EMPLOYEES AND SUBSIDIARY DIRECTORS UNDER
                 THE PLAN.    Awards to officers, employees and Subsidiary
                 Directors under the PLAN may be in the form of stock options, options to purchase debentures convertible into common or convertible preferred stock of the COMPANY, stock appreciation rights, performance units, restricted stock, supplemental cash and such other forms as the Board may in its discretion deem appropriate, including any combination of the above. The Board or the Committee, as the case may be, shall make the grant of the awards. No one employee or Subsidiary Director shall receive awards in the form of stock in excess of one-fifth (1/5) of the total shares subject to this PLAN. No fractional shares shall be issued under this PLAN, and the minimum value of any shares issued under this PLAN shall be the par value at the time of award.

         (b) AWARDS TO OUTSIDE DIRECTORS SERVING ON NOVEMBER 11, 1988. Awards under the PLAN to persons who are serving as Outside Directors on November 11, 1988 shall be in the form of debenture options (as described in





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                 Paragraph 10), or if the condition described below is not
                 satisfied, then such awards shall be in the form of Non-Statutory Stock Options (as defined in Paragraph 6 below). An annual award shall be made to each such Outside Director on the first day following the annual meeting of the COMPANY's stockholders in 1988 and on the first day following the Annual Meeting of the Company's Stockholder in each year thereafter to and including 1992 on which such Outside Director is then serving; provided, however, that if a response from the Securities and Exchange Commission ("SEC") to the request described below has not been received by November 11, 1988, then the 1988 grants shall be deferred until the day following receipt of (i) a favorable no-action letter from the SEC or
                 (ii) indication from the SEC that a favorable letter will not be issued. If no definitive response (favorable or unfavorable) has been received from the SEC by December 31, 1988, then the 1988 grants to such Outside Directors shall occur on December 31, 1988. If a favorable no-action letter or a favorable opinion of counsel is received, then each such Outside Director serving on the Board on an annual grant date described above shall receive such annual grant date a debenture option which is exercisable to purchase debentures in a principal amount calculated by multiplying the fair market value of a share of the COMPANY's common stock on the date of grant of the debenture option by 1,000 shares in the case of debenture options granted in each of the five years beginning in 1988 and ending in 1992. Notwithstanding the foregoing the fair market value of a share of the COMPANY's common stock on November 11, 1988 shall be used pursuant to the foregoing formula to determine the amount of debentures covered by any 1988 debenture options granted to Outside
                 Directors.   Each debenture and debenture option referred to
                 above shall have terms consistent with Paragraph 10 hereof and the Board shall have no authority to provide otherwise.

                          In the event that the COMPANY fails to receive by
                 December 31, 1988 either (i) a favorable no-action letter from the SEC staff expressing concurrence with the view of the COMPANY that the grant of debenture options to Outside Directors under the PLAN will not affect the Outside Directors' status as "disinterested persons" as defined in Rule 16b-3(d)(3) promulgated under the Securities Exchange Act of 1934, as amended, with respect to the COMPANY's employee benefit plans or (ii) an opinion of counsel addressed to the COMPANY stating that the grant of debenture options to Outside Directors under the PLAN will not affect such status, then each such Outside Director then serving on the Board shall receive on December 31, 1988, and on each subsequent annual grant date specified above, a Non-Statutory Stock Option in lieu of any debenture option which would otherwise be granted to directors as provided above. In such event, each such Outside Director shall receive an option to purchase 1,000 shares of common stock in each of the years 1988 through 1992. Such Non-Statutory Stock Options shall have terms, including option price, consistent with Paragraph 6 hereof, and the Board shall have no authority to provide





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                 otherwise.  The amounts of shares specified above to be used in determining the amount of debentures covered by debenture options or shares of common stock covered by Non-Statutory Stock Options to be granted to such Outside Directors shall be subject to adjustment as provided in Paragraph 18 below.

                          However, if after the 1988 grants to such Outside
                 Directors have been made, the Company receives a favorable no-action letter from the SEC staff expressing concurrence with the view of the COMPANY that the grant of debenture options to Outside Directors under the PLAN will not affect the Outside Directors' status as "disinterested persons" as described above, then all subsequent awards to such Outside Directors shall be in the form of debenture options as hereinabove described. No other types of awards shall be granted to such Outside Directors under the PLAN.

         (c)     AWARDS TO OUTSIDE DIRECTORS ELECTED SUBSEQUENT TO NOVEMBER 11,
                 1988.    Awards to Outside Directors, who are elected to serve
                 during the term of the PLAN and subsequent to November 11, 1988, shall be in the form of debenture options (as described in Paragraph 10), or if the condition described below is not satisfied, then such awards shall be in the form of Non-Statutory Stock Options (as defined in Paragraph 6 below). An annual award shall be made to each such Outside Director serving on the first day following the first annual meeting of the COMPANY's stockholders at which he is elected to the Board and on the day following the Annual Meeting of the Company's Stockholders in each year of the four (4) immediately following years thereafter or such lesser number of years as may occur during the then remaining term of the PLAN. If a favorable no-action letter as described above or a favorable opinion of counsel as described above is received, then each such Outside Director serving on the Board on the annual grant date described above shall receive a debenture option which is exercisable to purchase debentures in a principal amount calculated by multiplying the fair market value of a share of the COMPANY's common stock on the date of grant of the
                 debenture option by 1,000 shares.   Each debenture and
                 debenture option referred to above shall have terms consistent with Paragraph 10 hereof and the Board shall have no authority to provide otherwise.

                          In the event that the COMPANY has not received prior
                 to any applicable annual grant date either (i) a favorable no-action letter from the SEC staff expressing concurrence with the view of the COMPANY that the grant of debenture options to such Outside Directors under the PLAN will not affect the Outside Directors' status as "disinterested persons" as described above or (ii) an opinion of counsel stating that the grant of debenture options to Outside Directors under the PLAN will not affect such status, then each Outside Director then serving on the Board on each annual grant date specified above, shall receive a Non-Statutory Stock Option in lieu of any debenture option which would





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                 otherwise be granted to such Outside Director as provided
                 above. In such event, such Outside Director shall receive on each applicable annual grant date an option to purchase 1,000 shares of common stock. Such Non-Statutory Stock Options shall have terms, including option price, consistent with Paragraph 6 hereof, and the Board shall have no authority to provide otherwise. The amounts of shares specified above to be used in determining the amount of debentures covered by debenture options or shares of common stock covered by Non-Statutory Stock Options to be granted to such Outside Directors shall be subject to adjustment as provided in Paragraph 18 below.

                          However, if at any time, the COMPANY receives a
                 favorable no-action letter from the SEC staff expressing concurrence with the view of the COMPANY that the grant of debenture options to Outside Directors under the PLAN will not affect the Outside Directors' status as "disinterested person" as described above, then all subsequent awards to such Outside Directors shall be in the form of debenture options as hereinabove described. No other types of awards shall be granted to such Outside Directors under the PLAN.

6.       STOCK OPTIONS.    Stock options may be "Incentive Stock Options," as
         defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") or stock options not qualifying as Incentive Stock Options ("Non-Statutory Stock Options"). Any Incentive Stock Option granted to any person who, at the time such option is granted, owns (as defined in Sections 422A and 425 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the COMPANY or one of its parent (if any) or subsidiary corporations shall comply with the applicable provisions of
         Section 422A of the Code. Non-Statutory Stock Options may be awarded to Outside Directors (subject to Paragraph 5 above). Stock Options may be awarded to officers, employees and Subsidiary Directors under the PLAN and shall be evidenced by stock option agreements in such form and not inconsistent with this PLAN as the Board shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

         (a)     OPTION PRICE.    The purchase price per share of stock
                 deliverable upon the exercise of an option shall be the fair market value of the COMPANY's common stock on the day the option is granted (except as provided below with respect to Outside Directors), but not less than the par value of the COMPANY's common stock. In the case of Stock Options granted to Outside Directors the option price shall be the fair market value of the COMPANY's common stock on the day the option is granted; provided, however, that the exercise price of any 1988 Stock Option granted to an Outside Director shall be the fair market value of the COMPANY's common stock on November 11, 1988, even though such option may be granted on a later date and even though the fair market value of the COMPANY's common stock may be higher or lower on such date. The fair market value per share of the COMPANY's common stock shall be the average





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                 of the highest and lowest prices of the COMPANY's common stock traded on the principal market of the common stock on the day the option is granted. If no sale of the COMPANY's common stock shall have been made on the principal market for the stock on the day the option is granted, the fair market value shall be based upon the next preceding day on which there was a sale of the COMPANY's common stock.

         (b)     TERMS OF OPTION.    Each stock option agreement shall state
                 the period or periods of time in which the option may be exercised by the participant, in whole or in part, which shall be such period or periods of time as may be determined by the Board, provided that the option period shall not commence earlier than six (6) months after the date of the grant of the option nor end later than ten (10) years after the date of the grant of the option. In the case of Outside Directors such exercise period shall begin six (6) months after the date of grant of the option and end ten (10) years after such grant. An option shall be outstanding until it is exercised in full or expires by reason of lapse of time.

         (c) PAYMENT FOR SHARES. Stock purchased pursuant to an option agreement shall be paid for in full at the time of purchase, either in the form of cash, common stock of the COMPANY at fair market value, or in a combination thereof, as the Board may determine.

         (d)     RIGHTS UPON TERMINATION OF EMPLOYMENT.    In the event that an
                 officer or employee (1) dies or retires or becomes disabled or
                 (2) terminates all positions held as an officer or employee of the COMPANY and any of its subsidiaries, and any partnership or joint venture in which the COMPANY has at least a fifty (50%) percent ownership interest, within six (6) months following a Change of Control (as defined in Paragraph 21) of the COMPANY prior to expiration of his option without having fully exercised his option, said officer or employee or his legal successor shall have the right to exercise the option during its term within a period of twelve (12) months after the date of such termination of employment, or such longer period as determined by majority decision of the Board. In the event of such termination of employment by the COMPANY and any such affiliated employers for cause (other than during such six (6) month period following a Change of Control), the officer or employee shall have the right to exercise the option during its term within a period of thirty (30) days after such termination. In the event of such termination of employment for any other reason (other than during such six
                 (6) month period following a Change of Control), the optionee or his legal successor shall have the right to exercise the option during its term within a period of six (6) months after such termination.

         (e)     RIGHTS UPON TERMINATION OF SERVICE ON THE BOARD.   In the
                 event that any Outside Director or Subsidiary Director who has received stock options hereunder shall cease to serve on the Board of Directors of the





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                 COMPANY in the case of an Outside Director or the applicable subsidiary in the case of a Subsidiary Director due to death or retirement or within six (6) months following a Change of Control (as defined in Paragraph 21) of the COMPANY prior to expiration of the Stock Option without having fully exercised his stock option, then such option may be exercised within twelve (12) months after such death, retirement or termination due to change in control, but not later than the termination date of the option. In the event that any Outside Director or Subsidiary Director is removed from the Board of Directors of the COMPANY in the case of an Outside Director or the applicable subsidiary in the case of a Subsidiary Director for cause (other than during such a six (6) month period following a Change of Control) without having fully exercised his option then said director will have the right to exercise the option during its term within a period of thirty (30) days after such termination. In the event that any Outside Director or Subsidiary Director ceases to serve on the Board of Directors of the COMPANY in the case of an Outside Director or subsidiary in the case of a Subsidiary Director for any other reason (other than during such a six month period following a Change of Control) then such option may be exercised during its term within six (6) months after such cessation of service.

         (f)     INCENTIVE STOCK OPTION LIMITATION.    In the case of Incentive
                 Stock Options, the aggregate fair market value (determined as of the time an Incentive Stock Option is granted) of the stock with respect to which Incentive Stock Options become exercisable for the first time by an individual during any calendar year under all plans of the COMPANY and its parent or subsidiary corporations shall not exceed ONE HUNDRED THOUSAND DOLLARS ($100,000).

         (g)     DESIGNATION OF OPTIONS.    At the time any option is granted
                 to an officer, employee or Subsidiary Director under the PLAN, the Board shall determine whether or not the option is to be an Incentive Stock Option, and the option shall be clearly identified as to its status as an Incentive Stock Option or a Non-Statutory Stock Option (which is any option that is not an Incentive Stock Option).

7.       STOCK APPRECIATION RIGHTS.    Stock appreciation rights may be granted
         to officers, employees and Subsidiary Directors and shall be evidenced by stock appreciation right agreements in such form and not inconsistent with this PLAN as the Board shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

         (a)     AWARD.    A stock appreciation right shall entitle the grantee
                 to receive upon exercise the excess of (a) the fair market value of a specified number of shares of the COMPANY's common stock at the time of exercise over (b) a specified price which shall be the fair market value of the stock at the time the appreciation





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                 right was granted, or, if connected with a previously issued stock option, the fair market value of the stock at the time such option was granted. A stock appreciation right may be granted in connection with all or any portion of a previously or contemporaneously granted stock option (including, in addition to options granted under the PLAN, options granted under other plans of the COMPANY), or not in connection with a stock option.

         (b)     TERM.    Stock appreciation rights shall be granted for a
                 period of not less than one (1) year nor more than ten (10) years, and shall be exercisable in whole or in part, at such time or times and subject to such other terms and conditions as shall be prescribed by the Board at the time of grant, subject to all of the following:

                 (i) No stock appreciation right shall be exercisable, in whole or in part, during the six (6) month period starting with the date of grant; and

                 (ii) Stock appreciation rights will be exercisable only during officer's, employee's or Subsidiary Director's service with the COMPANY or its subsidiaries, partnerships or joint ventures in which the COMPANY has at least a fifty (50%) percent ownership interest, except that: (1) in the discretion of the Board a stock appreciation right may be made exercisable for up to thirty (30) days after the grantee's employment or service is terminated for any reason other than death, disability or retirement; and (2) in the event that a grantee dies or retires or becomes disabled prior to exercise of stock appreciation rights, the grantee or his legal successor shall have the right to exercise the rights during their term within a period of twelve (12) months after the date of termination due to death, disability or retirement, or such longer period as determined by majority decision of the Board.

         (c)     PAYMENT.    Upon exercise of a stock appreciation right,
                 payment shall be made in the form of common stock of the COMPANY (at fair market value on the date of exercise), in cash, or in a combination thereof, as the Board may determine.

8. PERFORMANCE UNITS. Performance Units ("Units") may be granted to officers, employees and Subsidiary Directors and shall be evidenced by performance unit agreements in such form and not inconsistent with this PLAN as the Board shall approve from time to time, which agreements shall contain in substance the following terms and conditions:





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         (a)     PERFORMANCE PERIOD.  The performance period for a Unit shall be established by the Board and shall be not more than five
                 (5) years, nor less than two (2) years.

         (b)     VALUATION OF UNITS.    A value for each Unit shall be
                 established by the Board, together with principal and minimum performance targets to be achieved in respect of the Unit during the performance period. The participant shall be entitled to receive one hundred (100%) percent of the value of the Unit, if the principal target is achieved during the performance period, but shall be entitled to receive nothing for such Unit if the minimum target is not achieved during the performance period. The participant shall be entitled to receive a stated portion of the value of the Unit for performance during the performance period which meets or exceeds the minimum target but fails to meet the principal target.

         (c)     PERFORMANCE TARGETS.    The performance targets established
                 under the PLAN shall relate to the COMPANY's performance (or the performance of its subsidiaries, partnerships or joint ventures in which the COMPANY has at least a fifty (50%) percent ownership interest, herein collectively referred to in this Paragraph (c) as "COMPANY's performance") over the performance period, and may be established in terms of growth in earnings or equity, ratio of earnings to shareholders' equity or to total capital, or other performance standards as determined by the Board in its discretion. Multiple targets may be used and may have the same or different weighting, and they may relate to absolute COMPANY's performance, or the COMPANY's performance as measured against the performance of other companies, or the COMPANY's performance as measured against other standards as determined by the Board in its discretion.

         (d)     ADJUSTMENTS.    At any time prior to payment of the Units, the
                 Board may adjust previously established performance targets and other terms and conditions, including the COMPANY's (or its subsidiaries, partnerships or joint ventures in which the COMPANY has at least a fifty (50%) percent ownership interest) or other companies' financial performance for PLAN purposes, to reflect major unforeseen events such as changes in laws, regulations or accounting policies or procedures, mergers, acquisitions or divestitures or extraordinary, unusual or non-recurring items or events.

         (e)     PAYMENTS OF UNITS.    Following the conclusion of each
                 performance period, the Board shall determine the extent to which performance targets have been attained for such period as well as the other terms and conditions established by the Board. The Board shall determine what, if any, payment is due on the Units and whether such payment shall be made in cash, in common stock of the COMPANY, or partially in cash and partially in common stock of the COMPANY. Any payments made in stock shall be calculated on the fair market value of the stock. Payment shall be made as promptly as practicable following





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                 the end of the performance period unless deferred subject to such terms and conditions as may be prescribed by the Board. The Board may authorize payments in common stock under any previously existing Performance Unit Plans of the COMPANY. Any payments made in common stock of a previously existing Performance Unit Plan shall be calculated on the fair market value of the stock.

         (f)     TERMINATION OF SERVICE.    In the event that a participant
                 holding a Unit award ceases to be an employee or Subsidiary Director of either the COMPANY or its subsidiaries, partnerships or joint ventures in which the COMPANY has at least a fifty (50%) percent ownership interest prior to the end of the applicable performance period by reason of death, disability or retirement, then with the consent of the Board his Units, to the extent earned under the applicable performance targets, shall be payable at the end of the performance period in proportion to the active service of the participant during the performance period, as determined by the Board. Upon any other termination of employment or service, participation shall terminate forthwith and all outstanding Units held by the participant shall be cancelled.

         (g)     OTHER TERMS.    The Unit agreements shall contain such other
                 terms and provisions and conditions not inconsistent with this PLAN as shall be determined by the Board.

9.       RESTRICTED STOCK AWARDS.    Restricted stock awards may be granted to
         officers, employees and Subsidiary Directors and shall be evidenced by restricted stock agreements in such form and not inconsistent with this PLAN as the Board shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

         (a)     RESTRICTION PERIOD.    Shares awarded pursuant to restricted
                 stock awards shall be subject to such conditions, terms and restrictions (including performance achievement earnout, forfeiture and transfer) and shall be for such period or periods as shall be determined by the Board. The Board shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the shares awarded to a participant.

         (b)     RESTRICTIONS UPON TRANSFER.    Shares awarded, and the right
                 to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such shares. Notwithstanding the foregoing, and except as otherwise provided in the PLAN,





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                 the participant shall have all the other rights of a
                 stockholder including, but not limited to, the right to receive dividends and the right to vote such shares.

         (c)     CERTIFICATES.    Each certificate issued in respect of shares
                 awarded to a participant shall be deposited with the COMPANY, or its designee, and shall bear the following legend:

                 "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the CHEMFIRST INC. 1988 Long-Term Incentive Plan and an Agreement entered into between the registered owner and CHEMFIRST INC. Release from such terms and conditions shall be obtained only in accordance with the provisions of the PLAN and Agreement, a copy of each of which is on file in the office of the Secretary of CHEMFIRST INC., Jackson, Mississippi.

         (d)     LAPSE OF RESTRICTIONS.    The Agreement shall specify the
                 conditions and terms upon which any restrictions upon shares under the PLAN shall lapse, as determined by the Board. Upon the lapse of such restrictions, shares of common stock, free of any restrictive legend shall be issued to the participant or his legal representative.

10.      DEBENTURE OPTIONS.    Debenture options may be granted to officers,
         employees, Outside Directors and Subsidiary Directors and shall be evidenced by debenture option agreements in such form and not inconsistent with the PLAN as the Board shall approve from time to time, which agreements shall be subject to the following terms and conditions:

         (a)     OPTION PROVISIONS.    Debenture options will be granted to
                 purchase debentures of a particular series. Debenture options will be exercisable at any time within ten (10) years after grant. The purchase price upon exercise of a debenture option will be par (that is, the principal amount of the debenture) and shall be paid in full in cash at the time of purchase.

         (b)     RIGHTS UPON TERMINATION OF EMPLOYMENT.    In the event that an
                 employee or officer who holds a debenture option dies or retires or becomes disabled or terminates all positions as an officer or employee of the COMPANY and any of its subsidiaries, and any partnership or joint venture in which the COMPANY has at least a fifty (50%) percent ownership interest, within six (6) months following a Change of Control (as defined in Paragraph 21) of the COMPANY prior to expiration of the debenture option without having fully exercised his option, the holder of the debenture option or his legal successor shall have the right to exercise the debenture option during its term within a period of twelve
                 (12) months after the date of such death, disability, retirement or termination of employment or such longer period as determined by majority decision of the Board. In the event of such termination of employment by the COMPANY for cause other than during such six month period following a Change of Control, the optionee shall have the right to exercise a debenture option during its term within a period of thirty
                 (30) days after such termination. In the event of such termination of employment for any other reason other than during such six month period following a Change of Control, the optionee or his legal successor shall have the right to exercise a debenture option during its term within a period of six (6) months after such termination.

         (c)     RIGHTS UPON TERMINATION OF SERVICE ON THE BOARD.    In the
                 event that any Outside Director or Subsidiary Director who has received a debenture option hereunder shall cease to serve on the Board of Directors of the COMPANY in the case of an Outside Director or the applicable subsidiary in the case of a Subsidiary Director due to death or retirement or within six
                 (6) months following a Change of Control (as defined in Paragraph 21) of the COMPANY prior to expiration of the debenture option without having fully exercised said option, then such person or his legal successor shall have the right to exercise such debenture option during its term within twelve (12) months after such death, retirement or termination due to change in control. In the event that any Outside Director or Subsidiary Director is removed from the Board of Directors of the COMPANY in the case of an Outside Director or the applicable subsidiary in the case of a Subsidiary Director for cause (other than during such six month period following a Change of Control) without having fully exercised his option then such person will have the right to exercise the option during its term within a period of thirty (30) days after such
                 termination.   In the event that any Outside Director or
                 Subsidiary Director ceases to serve on the Board of Directors of the COMPANY in the case of an Outside Director or the applicable subsidiary in the case of a Subsidiary Director for any other reason (other than during such six month period following a Change of Control) then such person or his legal successor shall have the right to exercise such debenture option during its term within six (6) months after such cessation of service.

         (d)     DEBENTURE TERMS.    Debentures acquired upon exercise of a
                 debenture option will mature ten (10) years after grant of the debenture option. The debentures will bear interest at the lesser of a floating rate of one (1%) percent less than the rate publicly announced as its prime rate by Deposit Guaranty National Bank or such other bank as is designated by the Board of Directors of the COMPANY or the maximum legal rate under applicable law. Interest on the debentures will be payable semi-annually on January 1 and July 1 of each year.
                 Debentures may not be transferred or pledged without written consent of the COMPANY. The debentures will be subordinated generally to the COMPANY's other indebtedness.

         (e)     CONVERSION RIGHTS.    Each debenture will contain conversion
                 rights exercisable at any time more than six (6) months after the award of a debenture option and prior to maturity or redemption of the debenture (except while the debentures are pledged). Debentures of each series will be convertible into a special series of preferred stock of the COMPANY based on a price per share of the preferred stock equal to the fair market value of the COMPANY's common stock (determined as provided in Paragraph 6 above) on the date of grant of the option to purchase the debenture; provided, however, that the Conversion Price for any debentures issued pursuant to 1988 debenture options granted to Outside Directors shall be based on the fair market value of the COMPANY's stock on November 11, 1988 even though such option may be granted on a later date and even though the fair market value of the COMPANY's stock may be higher or lower on such date. Each share of preferred stock issued upon conversion of a debenture will in turn be immediately convertible into one (1) share of common stock of the COMPANY, subject to adjustment pursuant to the following sentence. In the event of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary, combination or exchange of shares, repurchase of shares, or any other change in corporate structure which in the judgment of the Board materially affects the value of the COMPANY's shares subsequent to grant of a debenture option, the Board shall determine the appropriate adjustments, if any, to the number of shares of common stock of the COMPANY issuable upon conversion of preferred stock under the preceding sentence.

         (f)     REDEMPTION AND CALL OF DEBENTURES.    A debenture shall be
                 redeemable by the holder at par on any interest payment date which is more than one (1) year after issuance of the debenture. Debentures other than those held by Outside Directors may be called by the COMPANY for repayment as of any interest payment date following twelve (12) months prior notice. Upon any redemption pursuant to call by the COMPANY, the debenture holder will be paid par plus interest to the date of redemption. Debentures held by Outside Directors may not be called prior to the expiration of their terms unless all debentures issued pursuant to the PLAN are called.

         (g)     PLEDGE OF DEBENTURES.    If any debenture is pledged by the
                 holder for a loan with the consent of the COMPANY, the debenture will not be convertible while the debenture remains pledged. Upon any default on the loan for which a debenture is pledged with the consent of the COMPANY, the lender may redeem the debenture at par on any interest payment date. Upon notice to the COMPANY from the purchaser and the lender to which a debenture has been pledged that the debt has been discharged, the conversion right will automatically be restored. If a holder sells, assigns, transfers or pledges a debenture without the COMPANY's consent, the conversion right with respect to the debenture will permanently cease to exist.

11.      SUPPLEMENTAL CASH PAYMENTS.    Subject to the Board's discretion, any
         options, stock appreciation rights, performance units or restricted stock agreements involving an officer, employee or Subsidiary Director may provide for the payment by the COMPANY of a supplemental cash payment to a participant promptly after the exercise of a stock option, debenture option or stock appreciation right, or at the time of payment of a performance unit or at the end of a restriction period of a restricted stock award. Such supplemental cash payments shall be subject to such terms and conditions as shall be provided by the Board at the time of grant, provided that in no event shall the amount of each payment exceed:

         (a) In the case of a stock option, the excess of the fair market value of a common share on the date of exercise over the option price multiplied by the number of shares for which such stock option is exercised, or

         (b) In the case of a stock appreciation right, performance unit or restricted stock award, the value of the shares and other consideration issued in payment of such award.

         (c) In the case of a debenture option, the excess of the fair market value of the debentures purchased upon exercise of the debenture option over the par value of the purchased debentures.

12.      GENERAL RESTRICTIONS.    Each award under the PLAN shall be subject to
         the requirement that, if at any time the Board shall determine that
         (i) the listing, registration or qualification of the shares of common stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of shares of common stock or other securities, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of common stock or other securities thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.

13.      RIGHTS OF A PARTICIPANT.    The recipient of any award under the PLAN,
         unless otherwise provided by the PLAN, shall have no rights as a shareholder with respect thereto unless and until certificates for shares of common stock or preferred stock, as the case may be, are issued to him.

14.      RIGHT TO TERMINATE EMPLOYMENT OR SERVICE.    Nothing in the PLAN or in
         any agreement entered into pursuant to the PLAN shall confer upon any participant the right to continue in the employment or service as a director of the COMPANY, or its subsidiaries, partnerships or joint ventures in which the COMPANY has at least a fifty (50%) percent ownership interest, or affect any right which the COMPANY, or such subsidiaries, partnerships or joint ventures, may have to terminate the employment or service as a director of such participant. For purposes of this Plan and notwithstanding anything to the contrary contained elsewhere in this Plan, no termination of a Participant's employment or Board service with the Company within the meaning of this Plan shall be deemed to have occurred by virtue of the Company entering into any agreement with respect to, the public announcement of, the approval by the Company's shareholders or directors of, or the consummation of, any transaction or series of integrated transactions, if, prior to the occurrence of such transaction or series of integrated transactions, a majority of the Continuing Directors (as defined in Section 21 hereof) then in office determine that such transaction or series of integrated transactions should not be treated as a termination of a Participant's employment or Board service with the Company within the meaning of this Plan.

15.      WITHHOLDING.    Whenever the COMPANY proposes or is required to issue
         or transfer shares of stock or debentures under the PLAN, the COMPANY shall have the right to require the recipient to remit to the COMPANY an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or debentures. Whenever under the PLAN payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements.

                 A recipient may elect with respect to any Non-Statutory Stock Option to surrender or authorize the COMPANY to withhold shares of common stock (valued at their fair market value on the date of surrender or withholding of such shares) in satisfaction of all such withholding requirements (a "Withholding Election"); provided, however, that:

                 (a) Any Withholding Election shall be made by written notice to the COMPANY and thereafter shall be irrevocable by the recipient;

                 (b) Any Withholding Election shall be subject to disapproval by the Board;

                 (c) Any Withholding Election must be made prior to the date that the recipient recognizes income with respect to the stock options exercised (the "Tax Date"); and

                 (d) If a recipient is subject to Section 16 of the Securities Exchange Act of 1934, as amended, or any successor law and wishes to make a Withholding Election, such person must make any Withholding
                          Election:

                          (i) more than six months after the date of grant of the stock option with respect to which such election is made, except that this limitation shall not apply in the event of death or disability of the recipient prior to the expiration of the six month period; and

                          (ii) at least six months prior to the Tax Date, unless the Withholding Election is made (or takes effect) during and the actual exercise of the Non-Statutory Stock Option occurs during a period beginning on the third business day following the release for publication of the COMPANY'S summary statement of sales and earnings for a quarter or fiscal year and ending on the twelfth business day following such statement.

         When the Tax Date falls after the exercise of a stock option and the recipient makes a Withholding Election, the full number of shares of stock subject to the option being exercised will be issued, but the recipient will be unconditionally obligated to deliver to the COMPANY on the Tax Date a number of shares of stock having a value equal to the recipient's federal, state and/or local withholding tax requirements.

16.      NON-ASSIGNABILITY.    No option or similar right (including a stock
         appreciation right) under the PLAN shall be assignable or transferable by the recipient thereof except by will or by the laws of descent and distribution. During the life of the recipient, such option or similar right shall be exercisable only by such person's guardian or legal representative.

17.      NON-UNIFORM DETERMINATIONS.    Except with respect to options granted
         to Outside Directors, the Board's determination under the PLAN (including without limitation determinations of the officers, employees and Subsidiary Directors to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the PLAN, whether or not such persons are similarly situated.

18.      ADJUSTMENTS IN STOCK AND RELATED ADJUSTMENTS.    In the event of a
         reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debenture, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary, combination or exchange of shares, repurchase of shares, or any other change in corporate structure, which in the judgment of the Board, materially affects the value of the COMPANY's shares, the Board shall determine the appropriate adjustments, if any, to (a) the number of shares of common stock which may be issued under the PLAN and (b) the number of shares issuable and the exercise price per share pursuant to an outstanding award theretofore granted under this PLAN.

19.      AMENDMENT OR TERMINATION.    The Board may amend, modify, suspend or
         terminate the PLAN at any time, except that any modification or amendment which would (a) increase the aggregate number of shares which may be issued under the PLAN (other than an increase pursuant to Paragraph 10(e) or Paragraph 18 hereof), (b) materially modify the requirements as to eligibility for participation in the PLAN, or (c) materially increase the benefits accruing to participants in the PLAN within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), shall be effective only if it is approved by the shareholders of the COMPANY at the next annual meeting of shareholders after the date of adoption by the Board of such modification or amendment; provided, however, that to the extent that Rule 16b-3 is amended hereafter to eliminate the requirement of shareholder approval with respect to any amendment described in clauses (a), (b) or (c) of this sentence, shareholder approval shall not be required under this Paragraph 19. The termination or any modification, suspension or amendment of the PLAN shall not, without the consent of a participant, adversely affect the participant's rights under an award previously granted. Further, the Board shall have no discretion without shareholder approval to alter the terms of this PLAN so as to increase the benefits to Outside Directors as a class or any Outside Director individually. In the event that the SEC as a condition to issuing a favorable no-action letter as contemplated by Paragraph 5 requests any additional restrictions or other clarifying changes with respect to the debenture options which may be granted to Outside Directors (or the related debentures or preferred stock), then the Board shall be authorized, to the extent consistent with the foregoing restrictions on its authority, to amend the PLAN in order to satisfy such condition. This paragraph is intended to give the Board flexibility to adjust to changing economic conditions or changes in the tax laws as well as other changes in circumstances not foreseeable at the time of its creation in keeping with the provisions and intent of the PLAN. In the event that the Board receives an opinion from a qualified expert that a change in the securities or tax laws or other laws renders the grant of debenture options impermissible or impractical, then the Board shall amend the PLAN to provide for the prospective grant of Non-Statutory Stock Options as provided in Paragraph 6 to Directors whenever Debenture Options would have been required to be granted to Outside Directors hereunder. Notwithstanding anything else to the contrary in this PLAN, none of the provisions contained in this PLAN defining the awards to be made to Outside Directors may be amended more than once every six months, except to comport with changes in the Internal Revenue Code, as amended, the Employee Retirement Income Security Act, or the rules thereunder.

20.      DURATION OF THE PLAN.    The PLAN shall remain in effect until all
         awards under the PLAN have been satisfied by the issuance of shares or debentures or the payment of cash, but no award shall be granted more than ten (10) years after the date the PLAN is approved by the shareholders of the COMPANY which shall be its effective date.

21.      CHANGE IN CONTROL.    For purposes of the PLAN, a "Change of Control"
         shall have occurred if:

         (a) Any corporation, person or other entity (other than the COMPANY) makes a tender or exchange offer for shares of common stock and shares are purchased pursuant thereto ("Offer");

         (b) More than fifty (50%) percent of the COMPANY's common stock is acquired by any person or group;

         (c) During any period of two (2) consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the COMPANY's shareholders, of each new director was approved by a vote of at least (2/3) two-thirds of the directors then still in office who were directors at the beginning of the period); or

         (d) The shareholders of the COMPANY approve a definitive agreement to merge the COMPANY into another corporation, to consolidate the COMPANY with another corporation, or to sell or otherwise dispose of substantially all of the COMPANY's assets.

         In the event of occurrence of a Change of Control, then from and after the date of the first purchase of common stock pursuant to such offer, or the date on which public announcement of the acquisition of such percentage of stock shall have been made, or the date on which such change in the composition of the Board shall have occurred, or the date of any such shareholder approval, all stock options, stock appreciation rights and other rights granted pursuant to the PLAN which remain outstanding shall automatically become exercisable in full, whether or not otherwise exercisable. Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred by virtue of any of the events set forth above if, prior to the occurrence of such event, a majority of the Continuing Directors then in office determine that such event should not be treated as a "Change of Control" for purposes of this Plan. "Continuing Director" shall mean any member of the Board of Directors of the Company who is a member of the Board of

         Directors as of the date of this Agreement and any person who subsequently becomes a member of the Board of Directors, if such person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.

22.      INTENT:  SEPARABILITY.    All Incentive Stock Options granted
         hereunder are intended to comply with Section 422A and, to the extent applicable, Section 425 of the Internal Revenue Code of 1986, as amended, and all provisions of this PLAN and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent. This PLAN and all stock options, stock appreciation rights, debenture options, and other rights granted hereunder are intended to satisfy the conditions of SEC Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and all provisions of this PLAN and all stock options, stock appreciation rights, debenture options, and other rights granted hereunder shall be construed in such manner as to effectuate that intent. If any of the terms or provisions of this PLAN conflict with the requirements of Rule 16b-3 (as it may be amended from time to time) and/or Sections 422A and 425 (as they may be amended from time to time), then such terms or provisions shall be deemed inoperative to the extent that they so conflict with such requirements.

23. SPECIAL PROCEDURE FOR CERTAIN CREDIT ASSISTED TRANS-ACTIONS. To the extent not inconsistent with the provisions of Section 422A of the Internal Revenue Code of 1986, as amended, or the provisions of Rule 16b-3 issued by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, any holder of a stock option issued under this PLAN desiring to obtain credit from a broker, dealer, or other "creditor" as defined in Regulation T issued by the Board of Governors of the Federal Reserve System (provided such broker, dealer or creditor has been approved by the Committee ("Approved Creditor")) to assist in exercising such stock option, may deliver to such Approved Creditor a written exercise notice executed by such holder with respect to such stock option, together with written instructions to the COMPANY to deliver the stock issued upon such exercise of the stock option holder; upon receipt of such exercise notice and instructions in a form acceptable to the COMPANY, the COMPANY shall confirm to the Approved Creditor that it will deliver to the Approved Creditor on behalf of the stock option holder the stock issued upon such exercise of the option and covered by such instructions promptly following receipt of the exercise price from the Approved Creditor. To the extent not inconsistent with Section 422A or Rule 16b-3, upon written request, the COMPANY may, in its discretion, but shall not be obligated to deliver to the Approved Creditor on behalf of the stock option holder shares of stock resulting from such a credit assisted exercise prior to receipt of the exercise price for such shares if the Approved Creditor has delivered to the COMPANY, in addition to the other documents contemplated by this Paragraph 23, the Approved Creditor's written agreement to pay the COMPANY such exercise price within five days after delivery of such shares. The credit assistance contemplated by this Paragraph 23 may include a margin loan by the Approved Creditor secured by the stock purchased upon exercise of a stock option or, in the case of a stock option holder who is not subject to Section 16 of the Securities Exchange Act of 1934, as amended, an immediate sale of some or all of such stock by the Approved Creditor to obtain or recover the exercise price which the Approved Creditor has committed to pay to the COMPANY on behalf of the stock option holder.